Exhibit 99.1

Sphere 3D Reports Third Quarter Fiscal Year 2019 Financial Results

SAN DIEGO, Calif. – November 14, 2019 – Sphere 3D Corp. (NASDAQ: ANY), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its third quarter ended September 30, 2019.

On November 13, 2018, the Company closed the divestiture of its Overland subsidiary and related business. The financial results of Overland for the third quarter and nine months ended 2018 have been reflected in the Company’s consolidated statements of operations as discontinued operations. Results below exclude discontinued operations. Our results for the third quarter and nine months ended September 30, 2019 were as follows:

Third Quarter 2019 Financial Results:

•	Revenue for the third quarter of 2019 was $1.4 million, compared to $1.3 million for the third quarter of 2018.

•	Gross margin for the third quarter of 2019 was 35.5%, compared to 14.7% for the third quarter of 2018.

•	Operating expenses for the third quarter of 2019 were $1.8 million, compared to $2.8 million for the third quarter of 2018.

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Share-based compensation expense for the third quarter of 2019 was $0.2 million, compared to $0.3 million for the third quarter of 2018. Depreciation and amortization was $0.3 million in both the third quarter of 2019 and 2018.

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Other income for the third quarter of 2019 was $2.3 million. The majority of which related to agreements entered into with certain executives of the Company and the Company’s Board of Directors to extinguish certain accrued liabilities. The Company wrote off $1.7 million of outstanding liabilities and recorded a gain on forgiveness of liabilities.

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Net Income from continuing operations for the third quarter of 2019 was $0.9 million, or a net income of $0.33 per share, compared to a net loss from continuing operations of $3.1 million, or a net loss of $1.61 per share, for the third quarter of 2018.

•	Net loss from discontinued operations for the third quarter of 2018 was $1.8 million, or a net loss of $0.92 per share.

Nine Months Ended September 30, 2019 Financial Results:

•	Revenue for the first nine months of 2019 was $4.5 million, compared to $6.4 million for the first nine months of 2018.

•	Gross margin for the first nine months of 2019 was 31.9%, compared to 17.4% for the first nine months of 2018.

•	Operating expenses for the first nine months of 2019 were $6.0 million, compared to $11.1 million for the first nine months of 2018.

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Share-based compensation expense for the first nine months of 2019 was $0.5 million, compared to $1.5 million for the first nine months of 2018. Depreciation and amortization was $0.8 million in the first nine months of 2019, compared to $3.3 million for the first nine months of 2018.

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Other income for the first nine months of 2019 was $2.3 million. The majority of which related to agreements entered into with certain executives of the Company and the Company’s Board of Directors to extinguish certain accrued liabilities. The Company wrote off $1.7 million of outstanding liabilities and recorded a gain on forgiveness of liabilities.

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Net loss from continuing operations for the first nine months of 2019 was $2.6 million, or a net loss of $1.09 per share, compared to a net loss from continuing operations of $12.2 million, or a net loss of $8.00 per share, in the first nine months of 2018.

•	Net loss from discontinued operations for the first nine months of 2018 was $5.4 million, or a net loss of $3.55 per share.

Investor Conference Call:
Sphere 3D will not be hosting a third quarter fiscal year 2019 earnings conference call.

About Sphere 3D:
Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D and @HVEconneXions

Safe Harbor Statement:
This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company’s ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
Kurt Kalbfleisch
+1-858-495-4211
Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenue	$1,368	$1,306	$4,461	$6,377
Cost of revenue	883	1,114	3,036	5,269
Gross profit	485	192	1,425	1,108

Operating expenses:
Sales and marketing	550	885	1,494	2,406
Research and development	460	486	1,673	2,496
General and administrative	801	1,465	2,814	6,156
	1,811	2,836	5,981	11,058
Loss from operations	(1,326)	(2,644)	(4,556)	(9,950)
Interest expense - related party	(41)	(494)	(327)	(2,264)
Interest expense	(9)	-	(24)	-
Other income (expense), net	2,261	53	2,283	(32)
Net income (loss) from continuing operations	885	(3,085)	(2,624)	(12,246)
Net loss from discontinued operations	-	(1,767)	-	(5,431)
Net income (loss)	$885	$(4,852)	$(2,624)	$(17,677)

Net income (loss) per share:
Continuing operations	$0.33	$(1.61)	$(1.09)	$(8.00)
Discontinued operations	.	(0.92)	-	(3.55)
Net income (loss) per share basic	$0.33	$(2.53)	$(1.09)	$(11.55)
Net income (loss) per share basic diluted	$0.10	$(2.53)	$(1.09)	$(11.55)
Shares used in computing net income (loss) per share:
Basic	2,668,311	1,916,523	2,403,373	1,531,067
Diluted	8,909,761	1,916,523	2,403,373	1,531,067

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$129	$341
Accounts receivable, net	777	1,142
Inventories	825	1,230
Other current assets	389	784
Total current assets	2,120	3,497
Investment in affiliate	2,100	2,100
Property and equipment, net	3	6
Intangible assets, net	2,613	3,348
Goodwill	1,385	1,385
Other assets	936	950
Total assets	$9,157	$11,286

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$8,185	$9,639
Redeemable preferred shares	1,019	6,571
Other long-term liabilities	713	683
Total shareholders' deficit	(760)	(5,607)
Total liabilities and shareholders' deficit	$9,157	$11,286